Exhibit 19.1
Insider Trading Policy

This Insider Trading Policy (the “Policy”) of MeridianLink, Inc. and its subsidiaries (collectively, the “Company”) is designed to prevent insider trading with respect to, or the appearance of impropriety regarding trading in, the Company’s securities as described below and to control the disclosure and misuse of information concerning the Company. The Company has an obligation to reasonably supervise the activities of its directors, employees, and designated consultants and to help its personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Policy.

In addition to this Policy, we have designated certain individuals who are also subject to a supplemental insider trading policy that imposes additional restrictions on their trading. You will be notified by our Compliance Officer or their designee(s) if you are a designated insider who is subject to the supplemental insider trading policy.

I.    Overview

A.Who Does This Policy Apply To?

This Policy is applicable to the Company’s directors, officers, employees, and designated consultants, as well as other individuals who the Compliance Officer may designate (“Covered Persons”) and applies to any and all of transactions by Covered Persons and their Affiliates (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options, or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

All Covered Persons must comply with the Trading Procedures described below (the “Trading Procedures”). Generally, the Trading Procedures establish trading windows outside of which you and your affiliates will be restricted from trading in the Company’s securities.

This Policy, including the Trading Procedures, also applies to the following individuals (collectively, these individuals and entities are referred to as “Affiliates”):

•Family members, including (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent, but not just a phone bill);

•all trusts, family partnerships, and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations, and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. Notwithstanding the foregoing, this Policy does not apply to Thoma Bravo, L.P. or any of its affiliated investment funds.

You are responsible for ensuring compliance with this Policy, including the Trading Procedures, by all of your Affiliates.

This Policy applies to you and your Affiliates so long as you are associated with the Company. If you leave the Company for any reason, insider trading laws will continue to apply to you and your Affiliates. Following your completion of service with the Company, you may not buy or sell securities of the Company while you are in possession of material, nonpublic information that you obtained in connection with your service with the Company. In addition, you may not furnish (“tip”) material nonpublic information about the Company to any person who might trade on the information. You should not transact in Company securities until any material, nonpublic information known to you has become public or is no longer material.

A.What Activities Are Prohibited?

It is generally illegal for you and your Affiliates to trade (buying or selling) in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” Insider trading can result in criminal prosecution, jail time, significant fines, and public embarrassment for you and the Company.

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options, or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades that are intended to be made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when trades are made pursuant to a written plan that was adopted and approved by the Compliance Officer in accordance with this Policy;

•giving trading advice of any kind about the Company;

•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”). Tipping includes providing material, nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. You are also prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company; and

•trading in or tipping about securities of other companies, including the Company’s customers, suppliers, partners, and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliates may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of one of our partners, suppliers, or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.

This Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements (including a pre-vesting or pre-settlement tax withholding method election to sell to cover transactions in order to satisfy applicable tax requirements) if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made in compliance with the Trading Procedures.

The Policy does apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale of Company securities for the purpose of generating the cash needed to pay the exercise price of an option or to cover tax withholding or other tax obligations resulting from vesting of restricted stock units or awards that is not covered by the circumstances set forth in the preceding paragraph.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or any other company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities and also applies to information about other companies that would preclude you from trading in their securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the items included in the below list are types of information that should be considered carefully to determine whether they are material. As described further below, the following list of examples is not exhaustive, and inclusion on this list does not indicate materiality, nor does the exclusion from this list mean such information is immaterial. This list includes:

•projections of future earnings or losses, or other earnings guidance;

•earnings or revenue that are inconsistent with the consensus expectations of the investment community, or are known but have not yet been publicly disclosed;

•potential restatements of the Company’s financial statements, changes in auditors, or auditor notification that the Company may no longer rely on an auditor’s audit report;

•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures, or dispositions of significant assets;

•changes in management or the Board of Directors;

•significant actual or threatened litigation or governmental investigations or major developments in such matters;

•a cybersecurity incident or data breach, including the discovery of significant vulnerabilities or breaches;

•significant developments regarding the products, platform, customers, partners, contracts, or financing sources (e.g., the acquisition or loss of a contract);

•a pending or unannounced contract with a partner or customer with a total contract value in excess of 10% of the Company’s reported prior fiscal year revenue;

•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to a company; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of an earnings press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the New York Stock Exchange (NYSE) or the Nasdaq Stock Market (Nasdaq) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.

For example, if the Company announces material, nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

B.What are the Penalties for Insider Trading and Noncompliance with this Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC,

together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating the rules against insider trading or tipping can be severe and include:

•disgorgement of the profit gained or loss avoided by the trading;

•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•payment of criminal penalties of up to $5,000,000;

•payment of civil penalties of up to three times the profit made or loss avoided; and

•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,559,636 or more, or up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Policy or any federal or state insider trading laws may subject the person violating such Policy or laws to disciplinary action by the Company up to and including termination. We reserve the right to determine, in our own discretion and on the basis of the information available to it, whether this Policy has been violated. We may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.How Do You Report a Violation of this Policy?

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, please contact the Compliance Officer. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any Covered Person of the Company, you must report the violation immediately to the Compliance Officer.

II.    Trading Procedures

A.Special Trading Restrictions

In addition to the restrictions on trading in Company securities set forth above, you and your Affiliates are subject to the following special trading restrictions:

Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Covered Persons (which could be all Covered Persons or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Covered Persons or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Policy to be material nonpublic information about the Company.

Prohibited Transactions

•No Short Sales. No one subject to this Policy may at any time sell any securities of the Company that are not owned by such person at the time of the sale (a “short sale”).

•No Purchases or Sales of Derivative Securities or Hedging Transactions. No one subject to this Policy may buy or sell puts, calls, other derivative securities of the Company, or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

•No Company Securities Subject to Margin Calls. No one subject to this Policy may use the Company’s securities as collateral in a margin account.

•No Pledges. No one subject to this Policy may pledge Company securities as collateral for a loan (or modify an existing pledge).

Gifts and other Distributions in Kind

No director or officer subject to the reporting requirements of Section 16 of the Exchange Act (each, a “Section 16 officer”) may donate or make any other transfer of Company securities without consideration when the director or Section 16 officer is not permitted to trade unless the donee agrees not to sell the shares until the director or Section 16 officer is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Policy.

B.Post-Trade Reporting

Any transactions in the Company’s securities by a director or Section 16 officer or their Affiliates (including transactions effected pursuant to a Rule 10b5-1 Plan (as defined and further described below)) must be reported to the Compliance Officer on the same day in which such a transaction occurs. Each report should include the date of the transaction, quantity of shares, price, and broker-dealer through which the transaction was effected and whether the trade was made pursuant to a valid Rule 10b5-1 Plan. This reporting requirement may be satisfied by sending (or having such person’s broker send) duplicate confirmations of trades to the

Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.Exemptions

Pre-Approved Rule 10b5-1 Plan

Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows, if applicable to such Covered Person. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements, or instructions that meet certain requirements. A trading plan, arrangement, or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables persons to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

Employee Benefit Plans

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise for cash of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, directors and Section 16 officers must comply with the post-trade reporting requirement described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Policy, as well as the Trading Procedures. The Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements (including a pre-vesting or pre-settlement tax withholding method election to sell to cover transactions in order to satisfy applicable tax requirements) if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or by Covered Persons that are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”). However, Covered Persons may not: (a) elect to participate in the ESPP, terminate their participation in the ESPP, or alter their instructions regarding the level of withholding or purchase by the Covered Person of Company securities under the ESPP while in possession of material, nonpublic information at the time of such election, termination, or alteration; or (b) make cash contributions to the ESPP (other than through periodic wage withholding) while in possession of material, nonpublic information. Furthermore, any sale of securities acquired under the ESPP is subject to the prohibitions and restrictions of the Trading Procedures.

D.Waivers

A waiver of any provision of this Policy, or the Trading Procedures, in a specific instance may be authorized in writing by the Compliance Officer, and any such waiver shall be reported to the Company’s Audit Committee.

III.    Acknowledgement

This Policy will be delivered to all Covered Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of Policy and at any later date upon the Company’s request, each Covered Person must acknowledge that they have received a copy and agrees to comply with the terms of this Policy (including any amendments or modifications), as well as the Trading Procedures. The acknowledgment attached as Exhibit A may be manually or electronically completed and must be promptly returned to the Company.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Questions regarding this Insider Trading Policy may be directed to the Compliance Officer.

* * * * *

Adopted by the Board of Directors of MeridianLink, Inc. on July 27, 2021.
Last revised/reviewed: December 15, 2024. Effective: March 11, 2025.